UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 14, 2010

(Exact name of registrant as specified in charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 14, 2010, The United Illuminating Company (the “Company or “UI”), a wholly owned subsidiary of UIL Holdings Corporation (the “Registrant”) entered into an agreement (Agreement) with The Connecticut Light & Power Company (“CL&P”), which will be subject to state and federal regulatory approval.  The Company will have the right to invest in and own transmission assets associated with the Connecticut portion of CL&P’s New England East West Solution (“NEEWS”) projects to improve regional energy reliability.

NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (“NU”), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions sited in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  Based on data prepared by CL&P, UI expects that the cost of building the Connecticut portions of these projects will be approximately $711 million.

Under the terms of the Agreement, UI has the option to make quarterly payments to CL&P in exchange for ownership of specific transmission assets as they come into commercial operation.  Following regulatory approval, UI will have the right to invest up to the greater of $60 million or an amount equal to 8.4 percent of CL&P’s costs for the Connecticut portions of these projects.  As assets come into commercial operation, CL&P will transfer title to transmission assets such as poles and wires to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.

A copy of the agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events

On July 15, 2010, the Company issued a press release regarding the Agreement.  A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Description

99.1	Agreement, dated as of July 14, 2010 by and between The United Illuminating Company and The Connecticut Light & Power Company

99.2	Press Release issued by The United Illuminating Company, dated July 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: July 15, 2010	By /s/ Steven P. Favuzza
Steven P. Favuzza
Vice President and Controller